EXHIBIT 10.3

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of September [•], 2025 (the “Effective Date”), is made by and between Genuine Parts Company, a corporation organized under the laws of the State of Georgia (the “Company”) and [•] (“Executive”).

WHEREAS, Executive is an employee of the Company or one of its Affiliates;

WHEREAS, the Board considers it to be in the best interests of its stockholders to enter into this Agreement with Executive in order to, among other reasons, retain Executive and ensure continuity of the Company’s businesses during periods of potentially significant organizational changes or other important times when [his/her] continued employment with the Company may be uncertain; and

WHEREAS, the Board further considers it to be in the best interests of its stockholders that the protections afforded to Executive pursuant to [his/her] Change in Control Agreement with the Company, dated as of [•] (“Executive’s Change in Control Agreement”), shall remain in full force and effect and not be superseded by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and conditions contained in this Agreement, the Company and Executive agree as follows:

SECTION I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1 “Accrued Obligations” means the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent then unpaid, and (2) any accrued vacation pay to the extent then unpaid.

1.2 “Affiliate” means any company controlled by, controlling or under common control with the Company.

1.3 “Annual Base Salary” means Executive’s annual base salary, exclusive of any bonus pay, commissions or other additional compensation, in effect on the Date of Termination.

1.4 “Annual Bonus” means Executive’s annual bonus under the Company’s annual bonus program, as in effect from time to time, in which Executive is covered, if any.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Cause” means:

(a) any act that constitutes, on the part of Executive, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

(b) willful disregard of published Company policies and procedures or codes of ethics; or

(c) conduct by Executive in [his/her] office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith.

In the case of (b) or (c) above, such conduct shall not constitute “Cause” unless the Board shall have delivered to Executive notice setting forth with specificity (i) the conduct deemed to qualify as “Cause”, (ii) reasonable action, if any, that would remedy such objection, and (iii) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within the specified time.

1.7 “Change in Control Protection Period” means any Employment Period (as defined in the Executive’s Change in Control Agreement) in which Executive is eligible for payments or benefits under Executive’s Change in Control Agreement.

1.8 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

1.10 “Date of Termination” means (i) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination, which may not be less than sixty (60) days after the date of delivery of the Notice of Termination; provided that the Company may specify any earlier Date of Termination, (ii) if Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination, which in the case of a termination for Cause as defined in Section 1.6(b) and Section 1.6(c) may not be less than thirty (30) days after the date of delivery of the Notice of Termination, (iii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination or any later date specified in such notice, and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or thirty (30) days after receipt of the Notice of Termination rendered by reason of Disability, as the case may be.

1.11 “Disability” has the meaning assigned to such term in the Company’s long-term disability plan, from time to time in effect.

1.12 “Good Reason” means, without the written consent of Executive:

(a) a material diminution in Executive’s authority, duties or responsibilities;

(b) a material reduction by the Company in Executive’s Annual Base Salary or Target Bonus, as the same may be increased from time to time;

(c) the Company requiring Executive to be based at any office or location other than the location where Executive was employed immediately preceding the Effective Date or any office or location less than fifty (50) miles from such location;

(d) any failure by the Company to comply with and satisfy Section 7.1 of this Agreement; or

(e) the material breach by the Company of any other provision of this Agreement;

Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company, within ninety (90) days of the occurrence of the event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than sixty (60) days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.

1.13 “Notice of Termination” means a written notice from the Company or Executive (as applicable) that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the date of Executive’s termination of employment.

1.14 “Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury.

1.15 “Target Bonus” means Executive’s annual target bonus under the Company’s annual bonus program, as in effect from time to time, in which Executive is covered, if any.

SECTION II

TERM OF AGREEMENT

2.1 This Agreement shall become effective on the Effective Date and shall continue in effect for a three (3) year term (the “Term”). To the extent not previously terminated, the Term shall be automatically renewed for successive one (1) year periods upon the terms and conditions set forth herein, commencing at the end of the initial Term, and on each annual anniversary thereafter, unless either party gives the other party notice at least sixty (60) calendar days prior to the end of such initial or applicable renewal Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any renewal thereof. Executive’s employment with the Company is “at will” and may be terminated by the Company for any reason in its sole and absolute discretion in accordance with any applicable provision of Section III and the payment or provision of such benefits as may be required under this Agreement.

SECTION III

SEVERANCE PAYMENTS AND BENEFITS

3.1 Termination of Employment Outside of Change in Control Protection Period.

(a) Termination by Company Without Cause; Termination by Executive for Good Reason. During the Term, if (1) the Company shall terminate Executive’s employment other than for Cause, Disability or death, or (2) Executive shall terminate employment for Good Reason, in either case other than during a Change in Control Protection Period, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:

(i) Severance Payments. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum payment in an amount equal to [•] ([•])1 2.

(ii) Bonus for Year of Termination. Executive will be paid a lump sum cash payment in an amount equal to the product of (x) Executive’s Annual Bonus in effect immediately prior to the Date of Termination based on actual achievement of performance goals at the end of the performance period, and (y) a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty five (365). Such payment shall be made at approximately the same time Executive’s Annual Bonus would have been paid if Executive continued to be employed by the Company, which, for purposes of clarity, shall be in the calendar year following the year during which the Date of Termination occurs.

(iii) Equity Awards. As of the Date of Termination, any and all outstanding restricted stock units, performance restricted stock units, and other equity-based awards granted to Executive under any stock plan of the Company shall be treated as follows: (i) all awards subject to time-based vesting conditions shall vest as of the Date of Termination (to the extent not already then vested) in an amount equal to the product of (x) the number of unvested awards immediately prior to the Date of Termination, and (y) a fraction, the numerator of which is the number of days in the applicable vesting period prior to the Date of Termination and the denominator of which is the total number of days within the applicable vesting period, and (ii) all awards subject to performance-based vesting conditions shall vest as of the end of the applicable performance period (to the extent not already then vested) in an amount equal to the product of (x) the number of awards that were earned based on actual achievement of performance goals at the end of the applicable performance period, and (y) a fraction, the numerator of which is the number of days from the first day of the applicable performance period to the Date of Termination and the denominator of which is the total number of days within the applicable performance period. Such

[1]	For CEO: two (2) times the sum of (x) Executive’s Annual Base Salary, plus (y) Executive’s Target Bonus in effect immediately prior to the Date of Termination.
[2]	For CEO direct reports: (x) one and a half (1.5) times Executive’s Annual Base Salary, plus (y) Executive’s Target Bonus in effect immediately prior to the Date of Termination.

awards will be settled in accordance with, and otherwise be subject to, the terms of the stock plan of the Company and Executive’s award agreement thereunder. Notwithstanding the foregoing, the Company reserves the discretion to settle any and all outstanding restricted stock units, performance restricted stock units, and other equity-based awards granted to Executive under any stock plan of the Company in cash or stock of the Company.

(iv) COBRA Continuation Coverage.

(A) The Company shall continue to provide the same level of group health coverage maintained by Executive as was in effect on the Date of Termination for up to eighteen (18) months from the Date of Termination (the “Welfare Benefits Continuation Period”) provided Executive makes a timely COBRA election. For purposes of this Section 3.1(a)(iv), group health coverage means any of the following coverages maintained by Executive on the Date of Termination: medical, dental, vision, or employee assistance benefits under the group health plan(s) sponsored by the Company covering Executive and [his/her] dependents. Such group health coverage is subject to any modifications made to the same group health coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by the Company.

(B) During the Welfare Benefits Continuation Period, the Company shall be responsible for the full cost of such group health coverage that is self-funded. The cost of the self-funded group health coverage will be the monthly cost as determined by the Company in accordance with reasonably acceptable means, which shall equal the “applicable premium” under COBRA for such benefits for the applicable year.

(v) [Defined Benefit Supplemental Retirement Plan. As of the Date of Termination, all benefits provided to Executive under the Genuine Parts Company Defined Benefit Supplemental Retirement Plan (“DB SRP”) shall become fully vested (to the extent not already then vested). Notwithstanding the specific terms of the DB SRP, the value of Executive’s benefit under the DB SRP shall be determined by (i) computing the present value of Executive’s monthly Supplemental Retirement Income (as defined in the DB SRP) accrued as of Executive’s Date of Termination and payable as of the Normal Retirement Date, and (ii) using the Applicable Interest Rate and Applicable Mortality Table as defined in the Genuine Parts Company Pension Plan (or such other mortality table and/or interest rate in effect under the DB SRP as of the Date of Termination. For the avoidance of doubt, all other terms and conditions under the DB SRP, including the timing of payments under the DB SRP shall remain in full force and effect.]3

(vi) Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter collectively referred to as “Other Benefits”).

In the event of Executive’s death following the Date of Termination and before all payments or benefits Executive is entitled to receive under this Section 3.1(a) have been paid, such unpaid amounts will be paid to Executive’s estate in a lump-sum payment within when otherwise payable to Executive.

[3]	Include bracketed language only for executives with a benefit under the DB SRP.

(b) Termination Due to Death or Disability. During the Term, if the Company shall terminate Executive’s employment by reason of death or Disability other than during a Change in Control Protection Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of: (i) Accrued Obligations and (ii) the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 3.1(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Executive on the Date of Termination.

(c) Termination by Company for Cause; Termination by Executive other than for Good Reason. During the Term, if the Company shall terminate Executive’s employment for Cause or Executive voluntarily terminates employment not for Good Reason other than during a Change in Control Protection Period, this Agreement shall terminate without further obligations to Executive, other than for payment of: (i) Accrued Obligations and (ii) the timely payment or provision of Other Benefits. In each such case, all Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

3.2 Release. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any benefits to Executive under Section 3.1 hereof unless: (a) Executive first executes, no later than forty-five (45) calendar days after the Date of Termination, a general release of the Company, its Affiliates and their respective employees, officers and directors in such form as is requested by the Company; (b) Executive does not revoke such release within seven (7) days after signature; and (c) such release becomes effective and irrevocable in accordance with its terms.

3.3 Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.

SECTION IV

TAX INFORMATION

4.1 Section 409A.

(a) It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with

Section 409A (e.g., if Executive is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in this Agreement to the contrary, all amounts that would otherwise be paid or provided to Executive during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six (6) months after Executive’s separation from service.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of this Agreement, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that the release described in Section 3.2 becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

SECTION V

PROTECTIVE COVENANTS

5.1 By executing this Agreement, Executive acknowledges and agrees to be subject to the protective covenants set forth in Addendum A to this Agreement.

SECTION VI

DISPUTES

6.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Georgia by three arbitrators in accordance with the rules of the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. To the extent permitted by applicable law, each party hereby agrees to pay one half the arbitrator’s fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.

SECTION VII

SUCCESSORS

7.1 In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section VII shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer.

7.2 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION VIII

NOTICES

8.1 Any termination by the Company or Executive other than during a Change in Control Protection Period shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8.2 of this Agreement. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

8.2 For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Executive, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention: Lead Independent Director

With copy to (which shall not constitute notice):

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention: General Counsel

SECTION IX

MISCELLANEOUS

9.1 Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted from time to time) and the Company shall further have such right to cease payment of, and/or clawback, any compensation paid under this Agreement if the Company later determines Executive could have been terminated for Cause based on facts and circumstances that occurred on or before Executive’s Date of Termination and which were unknown to the Company as of such date. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision. This Section 9.1 shall survive the termination of this Agreement for a period of three (3) years.

9.2 This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay other than during a Change in Control Protection Period and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company are or were parties other than during a Change in Control Protection Period, including severance plan, offer letter provisions, or other employment agreements. For the avoidance of doubt, Executive’s Change in Control Agreement shall not be superseded by this Agreement and shall remain in full force and effect.

9.3 No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4 No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.5 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.6 The Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia.

9.7 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows. Remainder of page left intentionally blank.]

[Signature page to Severance Agreement]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

GENUINE PARTS COMPANY

By:
Name: P. Russell Hardin
Title: Lead Independent Director

Date:

EXECUTIVE

[•]

Date:

ADDENDUM A

1. Acknowledgments.

(a) Sufficient Consideration. Executive acknowledges and agrees that [he/she] has received good and valuable consideration for entering into and agreeing to the terms of this Addendum A (the “Addendum”), including, without limitation, access to and use of the Group’s Confidential Information (as that term is defined below) and access to the Group’s customer and employee relationships and goodwill and eligibility for severance payments and benefits provided under the Agreement to which this Addendum is attached.

(b) Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that [he/she] is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Group, is not known in the trade or disclosed to the public, and would materially harm the Group’s legitimate business interests if it was disclosed or used in violation of this Addendum. Executive also acknowledges and agrees that [he/she] is being provided and entrusted with access to the Group’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Group would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Addendum. Executive further acknowledges and agrees that the Group’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Group and are legitimate business interests that are properly subject to protection through the covenants contained in this Addendum.

(c) Potential Unfair Competition. Executive acknowledges and agrees that as a result of [his/her] employment with the Company or a Group Company, [his/her] knowledge of and access to Confidential Information, and [his/her] relationships with the Group’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Addendum.

(d) No Undue Hardship. Executive acknowledges and agrees that, in the event that [his/her] employment with the Company or a Group Company terminates, Executive possesses marketable skills and abilities that will enable Executive to find suitable employment without violating the covenants set forth in this Addendum.

(e) Voluntary Execution. Executive acknowledges and affirms that [he/she] is executing this Addendum voluntarily, that [he/she] has read this Addendum carefully and had a full and reasonable opportunity to consider this Addendum (including an opportunity to consult with legal counsel), and that [he/she] has not been pressured or in any way coerced, threatened or intimidated into signing this Addendum.

2. Definitions. The following capitalized terms used in this Addendum shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a) “Company” means Genuine Parts Company.

(b) “Competitive Services” means (i) the retail and wholesale distribution of: industrial products; automotive replacement parts and supplies; industrial bearings and fluid; mechanical, electrical, and/or power transmission components; and (ii) the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company or any Group Company as of Executive’s Termination Date, or during the one (1) year immediately prior to Executive’s Termination Date).

(c) “Confidential Information” means any and all data and information relating to the Group, its activities, business, or clients that (i) is disclosed to Executive, is conceived, created, developed, or produced by Executive during [his/her] employment with the Company or a Group Company, or of which Executive becomes aware as a consequence of [his/her] employment with the Company or a Group Company; (ii) has value to the Group; and (iii) is not generally known outside of the Group. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to, or concerning the Group: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Group, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Group. In addition to data and information relating to the Group, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Group by such third party, and that the Group has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Group.

(d) “Executive” means the individual employee who has entered the Agreement to which this Addendum is attached.

(e) “Group” means the Company and each Group Company.

(f) “Group Company” means each of the Company’s direct and indirect subsidiaries.

(g) “Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company or a Group Company; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company or a Group Company; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Executive’s employment with the Company or a Group Company; or (iv) receiving compensation, commissions, or earnings within the two (2) years prior to the Termination Date that resulted from the sale or provision of products or services of the Company or a Group Company to a customer.

(h) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(i) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, advisor, director, officer, manager, employee, agent, representative, contractor, or consultant.

(j) “Protected Customer” means any Person to whom the Group has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Group during [his/her] employment with the Company or a Group Company.

(k) “Protective Covenants” means the protective covenants contained in Sections 3 through 8 hereof.

(l) “Restricted Period” means any time during Executive’s employment with the Company or a Group Company, as well as two (2) years immediately following Executive’s Termination Date[; provided, however, that solely for purposes of Section 4 hereof, the Restricted Period means any time during Executive’s employment with the Company or a Group Company, as well as eighteen (18) months immediately following Executive’s Termination Date.]4

(m) “Restricted Territory” means the (i) Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; and (ii) any other territory where Executive is working on behalf of the Company or a Group Company during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company or a Group Company) or the Termination Date (if the conduct occurs after Executive’s Termination), as applicable.

[4]	Bracketed language applies solely to CEO direct reports.

(n) “Termination” means the termination of Executive’s employment with the Company or a Group Company, for any reason, whether with or without cause, upon the initiative of either party other than during a Change in Control Protection Period.

(o) “Termination Date” means the date of Executive’s Termination.

3. Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Group, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Group to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that [he/she] shall fully cooperate with the Group in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Addendum is not intended to, and does not, alter either the Group’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (b) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures; or (c) disclosing information about a dispute involving a nonconsensual sexual act or sexual contact (including when the victim lacks capacity to consent), or a dispute relating to conduct that is alleged to constitute sexual harassment under applicable law. In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that [he/she] shall not be criminally or civilly liable under any federal or state trade secrets law for: (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (e) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Non-Competition. Executive agrees that, during the Restricted Period, [he/she] will not, without prior written consent of the Company, directly or indirectly (a) carry on or engage in Competitive Services within the Restricted Territory on [his/her] own behalf or as a Principal or Representative of any Person, (b) provide management, executive oversight, consulting service, and/or related services to any Person engaged in Competitive Services anywhere within the Restricted Territory, or (c) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that Executive may own or control 5% or less of all of the issued and outstanding securities of any such business that is publicly traded on a national market.

5. Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, [he/she] shall not, without the prior written consent of the Company, directly or indirectly, on [his/her] own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services. Actions prohibited by this Section 5 include, but are not limited to, using social media platforms (including without limitation LinkedIn and Facebook) to make posts directed in whole or in part at Protected Customers, or to send unsolicited communications to Protected Customers regarding Competitive Services.

6. Non-Recruitment of Employees and Independent Contractors. Executive agrees that, during the Restricted Period, [he/she] shall not, without the prior written consent of the Company, directly or indirectly, whether on [his/her] own behalf or as a Principal or Representative of any Person, within the Restricted Territory, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company or any Group Company to terminate [his/her] employment or other relationship with the Company or any Group Company or to enter into employment or any other kind of business relationship with Executive or any other Person.

7. Non-Disparagement. Executive agrees that during the Restricted Period, [he/she] shall not make, publish or communicate to any Person or in any public forum (including social media) any defamatory or disparaging remarks, comments or statements concerning the Group or any of its products, services, affiliates, directors, officers, or employees. Notwithstanding the foregoing, this provision does not in any way limit, restrict, or impede any of Executive’s rights that are expressly reserved in Section 3, or in any way limit Executive’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a government entity, or as otherwise required by law.

8. Return of Materials. Executive agrees that [he/she] will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Group that is in [his/her] possession or subject to [his/her] control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Group and its business (regardless of form, but specifically including all electronic files and data of the Group), together with all Confidential Information belonging to the Group or that Executive received from or through [his/her] employment with the Company or a Group Company. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in [his/her] possession or control that belong to the Group or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Executive shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Group-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Executive agrees that [he/she] will reimburse the Group for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if [he/she] does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if Executive otherwise fails to comply with this provision.

9. Enforcement of Protective Covenants.

(a) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Company and/or any impacted Group Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Group and that money damages would not provide an adequate remedy to the Group. Executive understands and agrees that if [he/she] violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Group at law or in equity. Executive understands and agrees that, if the parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company and/or any impacted Group Company prevails in such legal action, the Company and/or any impacted Group Company, as applicable, will be entitled, in addition to any other remedy, to recover from Executive its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s and any impacted Group Company’s ability to enforce their rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Addendum or any other event or transaction.

(b) Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Addendum or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be modified as such court may deem just and proper for the reasonable protection of the Group’s legitimate business interests and may be enforced by the Company and/or any impacted Group Company to that extent in the manner described above and all other provisions of this Addendum shall be valid and enforceable.

10. Disclosure of Addendum. Executive acknowledges and agrees that, during the Restricted Period, [he/she] will disclose the existence and terms of this Addendum to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Addendum.

11. Miscellaneous.

(a) Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Executive agree that this Addendum shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Addendum, as well as any action relating to or arising out of this Addendum, shall be the Superior Court of Cobb County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division. With respect to any such court action, Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The Company and Executive agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Waiver of Jury Trial. EACH PARTY TO THIS ADDENDUM HEREBY AGREES TO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS ADDENDUM, THE TRANSACTIONS CONTEMPLATED HEREBY, AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(c) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Addendum shall not be deemed a waiver or relinquishment of any right granted in this Addendum or of the future performance of any such term or condition or of any other term or condition of this Addendum, unless such waiver is contained in a writing signed by the party making the waiver (which consent shall recite the specific provision affected), and not by any course of dealing, oral understandings, detrimental reliance or any act or failure to act on the part of any party or parties.

(d) Assignment. This Addendum can be assigned by the Company without Executive’s consent and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty of this Addendum may be assigned by Executive without the prior written consent of the Company. This Addendum expressly authorizes the enforcement of all restrictive covenants by an assignee or successor of the Company.

(e) Third-Party Beneficiaries. The Group Companies are intended third-party beneficiaries of the Company’s rights and Executive’s obligations under this Addendum and shall have the right to enforce such rights and obligations in their own name.

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